SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): February 21, 2001 (February 15, 2001)

WORLD ACCESS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-29782	58-2398004

(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

945 E. Paces Ferry Road, Suite 2200
Atlanta, Georgia 30326
(Address of principal executive offices, including zip code)

(404) 231-2025
(Registrant’s telephone number, including area code)

Item 5. Other Events.

      On February 15, 2001, World Access commented on its preliminary results for the fourth quarter of 2000, announced its financing initiatives and reported the results of the TelDaFax tender offer process. While the financial results for 2000 have not been finalized, World Access expects revenue for the quarter ended December 31, 2000 to fall short of its previous forecast by approximately 15%. The revenue shortfall comes primarily from the carrier business, which has suffered significantly as a result of the restrictive capital markets for emerging telecom providers who consume most of World Access’ carrier services. World Access also expects EBITDA and earnings to fall short of projections. Additionally, World Access will take a one-time charge related to the termination of the STAR Telecommunications, Inc. transaction.

      On February 15, 2001, World Access reached a tentative agreement with a majority of the holders of its 13.25% Senior Notes (the “Notes”) that will allow World Access to retire approximately $70.6 million principal amount of the Notes, rather than the approximately $161.4 million amount that was to be retired pursuant to World Access’ previously-announced tender offer. The agreement would also modify certain covenants in the existing indenture governing the Notes, which would grant World Access greater flexibility in future financing activities. In exchange for the foregoing, World Access will pay the noteholders a $10 million consent fee and issue 32 million shares of common stock to the noteholders. World Access will also issue 16 million shares of its common stock (or warrants to purchase 16 million shares of common stock, exercisable at a nominal price), which would be earned after 2002 under certain circumstances. Finally, the Notes will be secured, but will be subordinate to World Access’ senior lenders or any future senior lenders. World Access expects to finalize a definitive agreement on the foregoing terms as soon as reasonably practicable

      World Access has also received a commitment letter from major lending institutions for a revolving credit facility of up to $100 million in borrowing capacity, of which $55 million will be underwritten by the initial participants. The balance of the facility will be contingent upon successful syndication. In addition, World Access is in discussions with a major vendor and shareholder pursuant to which certain amounts owed by World Access will be converted into a new series of preferred stock that will be convertible into common stock.

      Several factors contributed to World Access’ decrease in available cash, including increased usage of working capital stemming from lower revenues in the fourth quarter of 2000, the repayment in cash of over $80 million in debt during the fourth quarter, and a precipitous decline in the value of World Access’ investment in BATM Advanced Communications, which made up nearly 20% of World Access’ cash and short-term investments at the end of the third quarter. The BATM stock was received by World Access as partial consideration for its sale of Telco Systems, Inc. to BATM in April, 2000 and is restricted for sale until April, 2001.

      World Access also announced that it has received official notice that the results of the tender offer to purchase the outstanding shares of TelDaFax not already owned or under contract give World Access a potential ownership stake of 89% in TelDaFax. However, the exchange of World Access shares for the TelDaFax tendered shares is dependent on completion of the listing requirements for the Frankfurt Stock Exchange, and compliance with any disclosure or solicitation requirements imposed by the Securities and Exchange Commission or German law as a consequence of World Access’ announcement regarding fourth quarter results and liquidity.

      There can be no assurance that the agreements discussed above will be executed or that the terms of any financing will be acceptable or favorable to World Access or that these initiatives will succeed in insuring that World Access has sufficient liquidity to meet its future obligations.

      This Form 8-K may contain financial projections or other forward-looking statements made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially. These risks include: inability to obtain adequate financing or financing on terms acceptable or favorable to World Access; inability to restructure existing debt obligations; potential inability to identify, complete and integrate acquisitions; difficulties in expanding into new business activities; delays in new service offerings; the potential termination of certain service agreements or the inability to enter into additional service agreements; and other risks described in World Access’ SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 1999, as amended, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, as amended, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, its Registration Statements on Forms S-3 (No. 333-79097) and S-4 (No. 333-37750 and 333-44864), and its Report on Form 8-K dated January 10, 2001, all of such risks are incorporated by reference into this Form 8-K.

Item 7. Financial Statements and Exhibits

(c) Exhibits.

Exhibit
Number	Description

99.1	Press Release, issued February 15, 2001 regarding fourth quarter results and financing initiatives.

99.2	Press Release, issued February 15, 2001 regarding the results of the TelDaFax tender process.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

WORLD ACCESS, INC.

Date: February 20, 2001	By:	/s/ BRYAN D. YOKLEY

Bryan D. Yokley
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release, issued February 15, 2001 regarding fourth quarter results and financing initiatives.

99.2	Press Release, issued February 15, 2001 regarding the results of the TelDaFax tender process.